SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Extended Stay America, Inc.

(Name of Registrant as Specified in Its Charter)

Tarsadia Capital, LLC

Ravi Bellur

Michael Ching

Vikram Patel

Ross H. Bierkan

Stephen P. Joyce

Michael A. Leven

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Leading Independent Proxy Advisory Firm ISS Recommends Extended Stay America Shareholders Vote AGAINST Proposed Sale to Blackstone and Starwood

ISS Finds That Circumstances Surrounding the Sale “do not inspire confidence that the proposed transaction represents the best outcome for shareholders”

Notes That “current deal terms do not appear to offer a sufficiently compelling value relative to the standalone scenario” Given “potential upside” From “sector-wide recovery”

Follow ISS’s Recommendation and VOTE on the GOLD Card AGAINST the Proposed Sale

NEW YORK – May 28, 2021 – Tarsadia Capital, LLC together with its affiliates, associates and funds it manages (“Tarsadia”), today announced that leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended that Extended Stay America, Inc. (NASDAQ: STAY) (“STAY” or the “Company”), shareholders VOTE AGAINST the proposed sale of the Company to Blackstone Real Estate Partners and Starwood Capital Group (the “Sale”) at the Special Meeting scheduled for June 8, 2021.

In making its recommendation, ISS agrees with Tarsadia’s core argument that the Sale comes at the wrong time, the wrong price and after the wrong process:1

Wrong Time

•	“Given the potential upside from the sector-wide recovery and company-specific catalysts, the current deal terms do not appear to offer a sufficiently compelling value relative to the standalone scenario.”
•	“…[C]urrent company-specific circumstances, as well as the favorable sector-wide prospects, have arguably created an environment where for the first time since its IPO, the company finally has an opportunity to successfully execute its strategy.”
•	“Haase's comments…could be reasonably interpreted as indication that capex requirements may decline, rather than rise going forward.”
•	“…[G]iven the company's underperformance, operational misses, and management turnover prior to the appointment of Haase in late 2019, there is merit to an argument that certain company-specific catalysts, including initial signs of execution success under a more competent management team and potential changes at the board level could lead to improved investor confidence and will be reflected in the share price performance more gradually.”
•	“Under current circumstances, there are multiple levers to provide support for the stock if the current transaction is rejected, including company announcements that provide evidence of management focus on implementation…the ongoing activist campaign…and the fact that even if Blackstone and Starwood Capital walk away from this particular deal, they are likely to remain interested in a potential acquisition in the future.”

Wrong Price

•	“STAY's own financial advisor's analysis demonstrates that the 15.1 percent premium to the unaffected price is at the lower end of, or even below, what shareholders might expect. The fact that the dissenting directors voiced their unease with the proposed terms substantiates shareholders' concerns regarding the adequacy of the premium.”
•	“Some of the decisions made during the negotiations also appear to have been missed opportunities to negotiate a higher price. The boards appear to have accepted Blackstone's request to combine with Starwood Capital without much resistance.”

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1 Permission to quote ISS was neither sought nor obtained. Emphasis added.

•	“Ultimately, the best way to verify the fair value of STAY would be by conducting a robust sales process after giving the current management time to begin implementing its plan in what seems to be an encouraging post-pandemic environment.”

Wrong Process

•	“All in, the circumstances leading up to the transaction, the lack of outreach to any other potential acquirors, and the negotiation process, which lasted less than two months, do not inspire confidence that the proposed transaction represents the best outcome for shareholders, as evidenced by the fact that six different shareholders have publicly raised concerns about the process...”
•	“[W]hen STAY was approached by Starwood Capital in 2017, it proactively reached out to only one other party in addition to Blackstone. During the publicly announced exploration of alternatives in mid-2018, the company reached out to three parties on the opco side, and Blackstone, Starwood Capital, and one additional party to consider the acquisition of the entire company. It did not reach out to any parties in this latest round of talks with Blackstone.”
•	“This contrasts with the process that Blackstone ran in 2007, which resulted in the sale of the company to Lighthouse Group…[D]uring that process, Blackstone distributed the offering memorandum to approximately 150 potential investors and signed confidentiality agreements with over 30 different parties. The market might have been different in 2007, but it is unlikely to be so different that the number of potential buyers has declined from 150 to two.”
•	“The highly unusual decision of two directors to dissent from voting in support of the transaction raises additional concerns about valuation and timing, particularly given their expertise in the real estate sector and, in Turner's case, the lodging sector.”

ISS also noted the strength of Tarsadia’s independent director nominees:

•	“…[I]nvestors may note that the dissident's nominees appear to be well-qualified and possess relevant experience. Stephen Joyce is the former CEO of Choice Hotels and Dine Brands Global; Ross Bierkan is the former CEO of RLJ Lodging Trust; and Michael Leven is the former President and COO of Las Vegas Sands.”

Tarsadia stated: “The ISS recommendation underscores our strong belief that STAY conducted a deeply flawed and highly questionable sales process that resulted in an ill-timed deal that severely undervalues STAY. We are confident that the Company has multiple routes to creating greater value for shareholders as a standalone entity, as ISS notes. We encourage all shareholders to follow the recommendation put forth by ISS and VOTE AGAINST the Sale to Blackstone and Starwood at the Special Meeting.”

Tarsadia Urges STAY Shareholders to Vote AGAINST the Sale on the GOLD Card

For more information about why it is the wrong time and wrong price to sell STAY, please visit: www.ABetterFutureForStay.com.

About Tarsadia Capital

Tarsadia Capital, LLC is the New York-based investment management company of a family office. Tarsadia Capital has a flexible and long-duration investment mandate that focuses on equities and commodities globally. Our investment process employs deep fundamental research on secular inflections to identify and build conviction around asymmetric risk/reward opportunities that will play out over multi-year time horizons.

Disclaimer

Tarsadia Capital, LLC (“Tarsadia”), Ravi Bellur, Michael Ching, Vikram Patel, Ross H. Bierkan, Stephen P. Joyce and Michael A. Leven (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy as well as a supplement to the definitive proxy statement to be used in connection with the solicitation of proxies from the shareholders of the Company for the Special Meeting. All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on Tarsadia’s campaign website at: www.ABetterFutureForStay.com and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by certain of the Participants with the SEC on May 7, 2021 and the supplement to the definitive proxy statement filed by the Participants with the SEC on May 25, 2021. Each of these documents are available free of charge on the SEC website.

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this letter and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements.

The projected results and statements contained in this letter and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results.

All figures are unaudited estimates and subject to revision without notice. Tarsadia Capital disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Tarsadia Capital has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contacts

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

Investor Contact

Tarsadia Capital, LLC

Michael Ching / Ravi Bellur / Vikram Patel

michaelc@tarsadiacapital.com / ravib@tarsadiacapital.com / vikramp@tarsadiacapital.com

Morrow Sodali

Mike Verrechia/Bill Dooley

Tarsadia@investor.morrowsodali.com

(800) 662-5200

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